Exhibit 10.1

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of July 31, 2011, is by and among XXX Acquisition Corp., a Nevada corporation (the “Parent”), Night Culture, Inc., a Texas corporation (the “Company”), and the Stockholders of the Company that are signatories hereto (the “Stockholders”).

BACKGROUND

The Company has 100,000,000 shares of its capital stock (the “Company Stock”) issued and outstanding, all of which are held by the Stockholders.  Each of the Stockholders is the record and beneficial owner of the number of shares of Company Stock set forth opposite such Stockholder’s name on Exhibit A.  Each of the Stockholders has agreed to transfer all of his shares of Company Stock in exchange for the number of newly issued shares of Common Stock, par value $0.001 per share, of the Parent (the “Parent Stock”) listed opposite such Stockholder’s name on Exhibit A, which in the aggregate amount to a total of five million (5,000,000) shares of Parent Stock (the “Shares”).

The exchange of Company Stock for Parent Stock is intended to constitute a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986  (the “Code”), as amended or such other tax free reorganization exemptions that may be available under the Code.

The Board of Directors of the Parent and of the Company has determined that it is desirable to effect this plan of reorganization and share exchange.

AGREEMENT

NOW THEREFORE, the parties agree as follows:

ARTICLE I

Exchange of Shares

SECTION 1.01. Exchange by Stockholders.  At the Closing (as defined in Section 1.02 below), each of the Stockholders shall sell, transfer, convey, assign and deliver to the Parent his Company Stock free and clear of all liens, security interests, mortgages, pledges, charges, equities and claims of any kind or other encumbrances of any nature whatsoever (collectively, “Liens”), voting trusts or stockholder agreements in exchange for the number of Shares listed on Exhibit A opposite such Stockholder’s name.

SECTION 1.02. Closing.  The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place on the date hereof (the “Closing Date”).

ARTICLE II

Representations of Stockholders

Each of the Stockholders hereby severally (and not jointly) represents and warrants to the Parent with respect to himself and the Company, as follows:

SECTION 2.01. Good Title.  The Stockholder is the record and beneficial owner to the shares of Company Stock held by him, and has good title to his Company Stock, with the right and authority to sell and deliver such Company Stock to the Parent.  Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of the Parent as the new owner of the Company Stock in the share register of the Company, the Parent will receive good title to its Company Stock, free and clear of all Liens, voting trusts and/or stockholder agreements.

SECTION 2.02. Investment Representations.  Each Stockholder acknowledges, agrees and represents that:

  (a) He has been advised that none of the Parent Stock being acquired hereunder have been registered under the Securities Act of 1933 (the "1933 Act").

  (b)  All of the Parent Stock being acquired hereunder are being, and will be, acquired and held for investment, not for resale or distribution to the public and not for the purpose of effecting or causing to be effected a public offering of such securities.

  (c) He has been advised, and is aware of the fact, that by reason of the foregoing investment representations and restrictions upon transfer:  (i) the Parent Stock must be held indefinitely unless it is subsequently registered under the 1933 Act or an exemption from such registration is available; (ii) if Rule 144 of the Rules and Regulations promulgated by the United States Securities and Exchange Commission (the “SEC”) is applicable to any future routine sales of any such securities, such sales can be made only in limited amounts in accordance with the terms and conditions of that Rule; (iii) in the case of securities to which that Rule is not applicable, compliance with some applicable exemption, if any be available, will be required; (iv) all of the certificates for the Parent Stock will bear a legend restricting transfer thereof; and (v) the Transfer Agent of Parent Stock will be given "stop-transfer" instructions so as to prevent any illegal transfer of such shares.

  (d) He has relied only and exclusively upon his own investigation into Parent and its financial condition, and the representations of the Parent made in this Agreement, for purposes of deciding to enter into and close this Agreement and to accept shares of Parent Stock in exchange for his shares of Company Stock.  He has not otherwise relied upon any oral or written representation made by the Parent or any of its officers or directors or representatives of the Parent and that no representation, or statements shall survive the Closing with the sole exception of the representations and warranties contained in this Agreement.

  (e) He has reviewed the filings made by the Parent pursuant to the Securities Exchange Act of 1934 (the “Parent SEC Filings”), including the included financial statements, and has had full opportunity to review and inspect all books and records of the Parent.

ARTICLE III

Representations and Warranties of the Company

In order to induce the Parent to enter into this Agreement and to issue the Shares to the Stockholders, the Company and each of the Stockholders severally (and not jointly) hereby make the following representations and warranties to the Parent:

SECTION 3.01. Litigation.  There are no outstanding orders, judgments, writs, injunctions. or decrees of any court, governmental authority or arbitration or mediation panel or tribunal against or affecting the Company Stock.

SECTION 3.02. Non-Contravention.  The Company is not in breach of, default under, or in violation of any applicable law, decree or order that may cause a material adverse effect relating to the Company Stock and the Company is not in breach of, default under, or in violation of any deed, lease, loan agreement, commitment, bond, note, deed of trust, restrictive covenant, license, indenture, contract or other agreement, instrument or obligation to which it is a party or by which it is bound or to which any of its respective assets is subject that may cause a material adverse effect on the Company Stock.

SECTION 3.03. Title to Assets.  The Company has good, complete, indefeasible and marketable title to, and ownership of, all of its assets, free and client of all Liens.

ARTICLE IV

Representations and Warranties of the Parent

In order to induce the Company and the Stockholders to enter into this Agreement and to induce the Stockholders to exchange their Company Stock for the Shares, the Parent hereby makes the following representations and warranties to the Company and the Stockholders:

SECTION 4.01. Legal Proceedings and Legal Compliance.  The Parent is not a party to any currently pending litigation or administrative proceedings.  To its knowledge, (i) the Parent is not in violation of any applicable law that would apply to it or to its business, the violation of which would cause a material adverse effect, (ii) the Parent is not in violation of any applicable environmental, securities or employee benefits law, which violation would cause a material adverse effect, and (iii) neither the Parent nor, to the knowledge of the Parent, any of the Parent's agents, contractors or employees has been notified of any action, suit, proceeding or investigation which calls into question compliance by Buyer.

SECTION 4.02. Shares and Corporate Documents.  All of the Shares to be issued hereunder have been duly authorized and when issued will be validly and legally issued shares of Parent Stock, fully paid and nonassessable, free and client of all Liens, and not in violation of any preemptive or similar rights or any securities laws.

SECTION 4.03. Undisclosed Liabilities.  Parent does not have any liabilities (whether known or unknown, whether absolute, conditional or contingent and whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities that will be accrued for or reserved against in the December 31, 2010 balance sheet and the March 31, 2011 balance sheets, and (b) contractual or statutory liabilities incurred in the ordinary course of business which are not required to be reflected on a balance sheet. Buyer's balance sheet and the related income statement as of December 31, 2010 and March 31, 2011 were prepared in accordance with generally accepted accounting principles and fairly present the assets, liabilities, financial condition and results of operations of Parent as of the dates indicated and for the periods referred to therein.  Except as disclosed in writing to the Stockholders, there have been no events, changes or effects with respect to Parent that, individually or in the aggregate, have had or reasonably would be expected to have had a material adverse effect.  Prior to the Share Exchange, the authorized capital stock of Parent consists of (i) One Hundred Million (100,000,000) shares of Common Stock, par value $0.001 per share, and (ii) Ten Million (10,000,000) shares of Preferred Stock, par value $0.001 per share.  The Parent has 806,644 shares of Common Stock issued and outstanding as of the date of this Agreement.  The Parent Stock to be issued to the Stockholders pursuant to this Agreement, when issued hereunder, will be duly and validly authorized and are validly issued, fully paid and non-assessable.   No shares of Parent Stock (including, but not limited to the shares of Parent Stock to be issued to the Stockholders pursuant to this Agreement) or any other security of Parent are entitled to preemptive rights or registration rights and, except for this Agreement and as disclosed in the Parent SEC Filings, there are no outstanding options, warrants, scrip, rights to subscribe to, call or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of Parent.  There are no contracts, commitments, understandings, or arrangements by which Parent is or may become bound to issue additional shares of the capital stock of Parent or options, securities or rights convertible into shares of capital stock of Parent.  Parent is not a party to or bound by any agreement or understanding granting registration or anti-dilution rights to any person with respect to any of its equity or debt securities.  Parent is not a party to, and it has no knowledge of, any agreement or understanding restricting the voting or transfer of any shares of the capital stock of Parent. Parent has furnished or made available to the Stockholders and the Company true and correct copies of Parent’s Articles of Incorporation as in effect on the date hereof (the “Parent Charter”), and Parent’s Bylaws as in effect on the date hereof (the “Parent Bylaws”).

ARTICLE V

Mutual Representations and Warranties

Each party hereto represents and warrants to the other party as of the date hereof (which representations and warranties shall survive the execution and delivery of this Agreement and the Closing) as set forth below:

SECTION 5.01. Organization; Good-Standing.  (a) The Company and the Stockholders (severally and not jointly) represent that the Company is a corporation duly formed, validly organized and in good standing in the State of Texas; and (b) The Parent represents and warrants that the Parent is a corporation duly formed, validly organized and in good standing, in the State of Nevada.

SECTION 5.02. No Untrue Statements or Material Omissions. Each party hereto represents to the other party hereto, on its own respective behalf, that no statement in writing furnished by such party to the other party in connection with the transactions contemplated herein contains any untrue statement of material fact or omits to state a material fact necessary to make the statement not misleading in any material respects.

SECTION 5.03. No Default. Each party hereto represents to the other party, on its own respective behalf, that neither the execution and delivery of this Agreement nor the performance by such party of its respective obligations hereunder will cause any breach, default or violation or will require the consent or approval of any court or governmental authority, except as expressly contemplated by the terms of this Agreement.

SECTION 5.04. Power and Authority. Each party hereto represents to the other party, on its own respective behalf, that (i) it has full power and authority to enter into this Agreement any other related documents, to incur the obligations as contemplated hereby, and to carry out the provisions of this Agreement; and (ii) it has taken all action necessary for the execution and delivery of this Agreement and each of the other related documents and for the performance of each of its obligations hereunder, and thereunder, as evidenced by corporate resolution(s) or other authorization.

SECTION 5.05. Enforceability. Upon execution and delivery by each of the parties hereto, this Agreement and any other related document shall be the legal, valid and binding obligations of each party and shall be enforceable against each party in accordance with their respective terms.

ARTICLE VI

Deliveries

SECTION 6.01. Deliveries of the Stockholders.

        (a)   Concurrently herewith each Stockholder is delivering to the Parent this Agreement executed by such Stockholder.

        (b)   At or prior to the Closing, each Stockholder shall deliver to the Parent (subject to the provisions of Section 7.01):

(i) certificates representing such Stockholder’s Company Stock; and

(ii) duly executed stock powers for transfer by the Stockholder of its Company Stock to the Parent.

SECTION 6.02. Deliveries of the Parent.

                                (a) Concurrently herewith, the Parent is delivering:

(i) to each Stockholder and to the Company, a copy of this Agreement executed by the Parent;

                  (ii) to the Company, a certificate from the Parent, signed by its Secretary or Assistant Secretary certifying that the attached copies of the Parent Charter, Parent Bylaws and resolutions of the Board of Directors of the Parent approving the Agreement and the Transactions are all true, complete and correct and remain in full force and effect; and

                  (iii) to the Company, all books and records of the Parent.

             (b) At or immediately after the Closing, the Parent shall deliver (subject to the provisions of Section 7.02):

                   (i) to each Stockholder, certificates representing the Shares issued to such Stockholder as set forth on Exhibit A.

                   (ii) a certificate of good standing for the Parent from the State of Nevada.

                   (iii) the appointment of Michael Long a director of the Parent to fill a newly created board seat.

                   (iv)the letter(s) of resignation of the current officers of Parent and the appointment of Michael Long as the Chief Executive Officer, President and Secretary of the Parent.

                   (v) the corporate minute books and records of the Parent and its predecessors which shall have been delivered to the Texas headquarters of the Company.

SECTION 6.03. Deliveries of the Company.

             (a) Concurrently herewith, the Company is delivering to the Parent:

                   (i) this Agreement executed by Company; and

                   (ii) a certificate from the Company, signed by its authorized officer certifying that the attached copies of the Company’s Articles of Incorporation and Bylaws and resolutions of the Board of Directors of the Company approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

                   (iii) Certificate of good standing for the Company from the State of Texas.

                   (iv) Audited financial statements of the Company for the years ended December 31, 2010 and December 31, 2009, unaudited financial statements for the three and six month period ended June 30, 2011 and pro forma financial statements for the six months ended June 30, 2011 giving effect to the results of this Agreement.

ARTICLE VII
Conditions to Closing

SECTION 7.01. Stockholder and the Company Conditions Precedent.  The obligations of the Stockholders and the Company to enter into and complete the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions any one or more of which may be waived by the Company and/or the Stockholders in writing:

(a) Representations and Covenants.  The representations and warranties of the Parent contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  The Parent shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Parent on or prior to the Closing Date.

(b) Deliveries.  The deliveries specified in Section 6.02 shall have been made by the Parent.

(c) Compliance with Exchange Act.  The Parent shall be current in its reporting obligations under the Securities Exchange Act of 1934 as amended (the “Exchange Act”).

SECTION 7.02. Parent Conditions Precedent.  The obligations of the Parent to enter into and complete the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Parent in writing.

(a) Representations and Covenants.  The representations and warranties of the Stockholders and the Company contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  The Stockholders and the Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Stockholders and the Company on or prior to the Closing Date.

(b) Deliveries.  The deliveries specified in Section 6.01 and Section 6.03 shall have been made by the Stockholders and the Company, respectively.

ARTICLE VIII

Covenants

SECTION 8.01. Blue Sky Laws.  Parent shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Shares in connection with this Agreement and pursuant to the Transactions.

SECTION 8.02. Public Announcements.  The Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

SECTION 8.03. Fees and Expenses.  All fees and expenses incurred in connection with this Agreement shall be paid by the party incurring such fees or expenses, whether or not this Agreement is consummated.

SECTION 8.04. Continued Efforts.  Each party hereto shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

SECTION 8.05. Name Change, Forward Split.  As soon as reasonably practicable after the Closing, the Parent shall effect the Name Change and an 8-for-1 forward stock split.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Parent, to:

                                XXX Acquisition Corp.
c/o Fox Law Offices, P.A.
61 Knickerbocker Lane
Peaks Island, ME
Attention:  Richard Fox, Esq.
Telephone: (207) 766-0944

If to the Stockholders or the Company, to:

             c/o Night Culture, Inc.
6400 Richmond Avenue
Houston, TX 77057
Attention:  Michael Long
Telecopy:  (832) 535-9070

SECTION 9.02. Amendments; Waivers; No Additional Consideration.  No provision of this Agreement may be waived or amended except in a written instrument signed by the Company, the Parent and the Stockholders.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.  No consideration shall be offered or paid to any Stockholder to amend or consent to a waiver or modification of any provision of any transaction document unless the same consideration is also offered to all Stockholders who then hold Shares.

SECTION 9.03. Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Stockholders, the Parent and the Company will be entitled to specific performance under this Agreement.  The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

SECTION 9.04. Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

SECTION 9.05. Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that Transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.06. Counterparts; Facsimile Execution.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

SECTION 9.07. Entire Agreement; Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) is not intended to confer upon any person other than the parties any rights or remedies.

SECTION 9.08. Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 9.09. Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

[Signatures appear on the next page]

The parties hereto have executed and delivered this Share Exchange Agreement as of the date first above written.

The Parent:                                                                           XXX ACQUISITION CORP.

By: /s/ Marcia Rosenbaum
      Name:  Marcia Rosenbaum
      Title:  President

The Company:                                                                                     NIGHT CULTURE, INC.

By:  /s/ Michael Long
      Name:  Michael Long
      Title:  President

The Stockholders:

/s/ Michael Long
Michael Long

/s/ Surain Adyanthaya
Surain Adyanthaya

EXHIBIT A

Stockholders of Night Culture, Inc.

Name of Stockholder	Address of Stockholder	Number of Shares of Company Stock Being Exchanged	Percentage of Total Company Stock Represented By Shares of Company Stock Being Exchanged	Number of Shares of Parent Stock to be Received by Stockholder
Michael Long	#103 16107 Kensington Drive Sugar Land, TX 77479	50,000,000	50%	2,500,000
Surain Adyanthaya	13026 Wickersham Ln. Houston, TX 77077	50,000,000	50%	2,500,000